                                                                     EXHIBIT 3.5

                  ARTICLES OF AMENDMENT TO AMENDED AND RESTATED
                ARTICLES OF INCORPORATION OF TOWNE SERVICES, INC.

         In accordance with Sections 14-2-602 and 14-2-1006 of the Georgia Business Corporation Code (the "Code"), Towne Services, Inc. (the
"Corporation"), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

         1.       The name of the Corporation is Towne Services, Inc.

         2. The following resolution setting forth an amendment to the Corporation's Articles of Incorporation has been duly adopted by the Board of Directors:

                           RESOLVED, THAT ARTICLE 2 OF THE AMENDED AND RESTATED
                  ARTICLES OF INCORPORATION IS HEREBY AMENDED BY ADDING THE FOLLOWING PROVISIONS TO THE END THEREOF: "THE CORPORATION IS AUTHORIZED TO ISSUE 20,000 SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK, WITHOUT PAR VALUE PER SHARE (THE "SERIES B PREFERRED STOCK"). THE SERIES B PREFERRED STOCK SHALL HAVE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS SET FORTH ON EXHIBIT A TO THIS RESOLUTION."

         3. The "Exhibit A" referenced in the foregoing resolution is included in these Articles of Amendment and is the same "Exhibit A" as is attached hereto.

         4. The foregoing resolution containing the amendment was duly adopted on May 28, 1999, by the Corporation's Board of Directors in accordance with the provisions of Sections 14-2-602 and 14-2-1002 of the Code.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by the undersigned duly authorized officer, this 11th day of June, 1999.

                         TOWNE SERVICES, INC.

                         By:  /s/ Henry M. Baroco
                              ---------------------

                         Name:    Henry M. Baroco

                         Title:   President and Chief Operating Officer


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                                    EXHIBIT A

                          DESIGNATIONS OF PREFERENCES,
                       LIMITATIONS, AND RELATIVE RIGHTS OF
                SERIES B PREFERRED STOCK OF TOWNE SERVICES, INC.

         For the purposes of these Designations, the following terms shall have the meanings specified:

          "Articles of Incorporation" shall mean the Amended and Restated Articles of Incorporation of the Corporation, as amended.

         "Board of Directors" shall mean the board of directors of the Corporation.

         "Bylaws" shall mean the bylaws of the Corporation, as amended.

         "Common Stock" shall mean the common stock, no par value per share, of the Corporation.

         "Conversion Price" shall have the meaning provided in Subsection (d)(1) hereof.

         "Conversion Rate" shall have the meaning provided in Subsection (d)(1) hereof.

         "Conversion Shares" shall mean the shares of Common Stock into which each share of Series B Preferred Stock is convertible pursuant to Section (d) of these Designations.

         "Corporation" shall mean Towne Services, Inc., a Georgia corporation.

         "Designations" shall mean the terms, preferences, limitations and relative rights of the Series B Preferred Stock established hereby and set forth hereinafter.

         "Invested Amount" per share of Series B Preferred Stock shall mean the per share issue price for any share of Series B Preferred Stock as designated in the agreement with the Corporation pursuant to which such share is issued (as adjusted pursuant to Section (d)(5) hereof after the Original Issue Date). The initial Invested Amount per share of Series B Preferred Stock is $100.00.

         "Liquidation" shall have the meaning provided in Section (b) hereof.

         "Series B Preferred Stock" shall mean the 20,000 shares of Series B Preferred Stock, without par value per share, hereby designated.



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         "Original Issue Date" shall mean, with respect to each share of Series
B Preferred Stock, the date on which such share of Series B Preferred Stock is first issued by the Corporation.

         "Securities Act" shall mean the federal Securities Act of 1933, as amended.

         The Designations granted to and imposed upon the Series B Preferred Stock are as follows:

         (a) Dividend Rights. The following dividend rights shall apply to the Series B Preferred Stock:

                  (1) The holders of then outstanding Series B Preferred Stock shall be entitled to receive cumulative cash dividends when, as and if declared by the Board of Directors out of any funds legally available therefor at the rate of $2.00 per share of Series B Preferred Stock per quarter. Dividends will be payable quarterly on March 31, June 30, September 30 and December 31 in each year.

                  (2) Dividends shall accrue on each share of Series B Preferred Stock from the Original Issue Date, and shall accrue from day to day, whether or not earned or declared and whether or not there shall be funds legally available for the payment of such dividends. Such dividends shall be cumulative so that, if such dividends in respect of any previous or current quarterly dividend period, at the quarterly rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock or any other stock ranking junior to the Series B Preferred Stock. Any accumulation of dividends on the Series B Preferred Stock shall not bear interest.

                  (3) Unless full dividends on the Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment above set apart no cash dividend shall be paid or declared on Common Stock or any or any other stock ranking junior to the Series B Preferred Stock as to liquidation preference.

                  (4) Each dividend shall be paid to the holders of record of the Series B Preferred Stock as they shall appear on the stock register of the Company on such record date, not exceeding 45 days nor less than 10 days preceding a dividend payment date, as shall be fixed by the Board of Directors or a duly authorized committee thereof.

         (b) Liquidation Rights. In the event of the liquidation, dissolution or winding up for any reason, including, without limitation, bankruptcy, of the Corporation or any of the Corporation's subsidiaries, the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole or such




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events specified in the next sentence (each such event referred to as a
"Liquidation"), the holders of the outstanding shares of Series B Preferred Stock shall, at their election, be entitled to receive in exchange for and in redemption of each share of their Series B Preferred Stock, and on a parity with the holders of any capital stock ranking senior to or pari passu to the Series B Preferred Stock by reason of their ownership thereof, from any funds or assets legally available for distribution to shareholders that portion of such funds, proceeds or assets in an amount equal to a fraction,


                  (1) the numerator of which is the number of Conversion Shares to which the holder of such share of Series B Preferred Stock would be entitled by virtue of converting such share; and

                  (2) the denominator of which is the aggregate of the number of Conversion Shares, shares of Common Stock outstanding, and all other shares of outstanding capital stock of any series the holders of which are entitled to participate in the proceeds of a Liquidation;

provided, however, that, notwithstanding the foregoing, the amount payable to such holder of a share of Series B Preferred Stock in the event of a Liquidation of the Corporation, as provided above, shall not be less than, and shall be increased if necessary (with sums payable to holders of shares of any other capital stock to be reduced ratably per share as necessary) to equal, the Invested Amount plus declared but unpaid dividends payable with respect to such Series B Preferred Stock.

         All the preferential amounts to be paid to the holders of Series B Preferred Stock under this Section (b) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of shares of Common Stock or any class or series of stock of the Corporation ranking junior to Series B Preferred Stock in connection with a Liquidation as to which this Section (b) applies. If the assets or surplus funds to be distributed to the holders of Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts payable to such holders, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the full amount each such holder is otherwise entitled to receive.

         (c) Voting Rights. The Series B Preferred Stock shall be non-voting.

         (d) Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (1)      Conversion Rate.

                           (A) For purposes of this Section (d), the shares of Series B Preferred Stock shall be convertible, at the times and under the conditions described in this Section (d) hereafter, at the rate (the "Conversion Rate") of one share of Series B Preferred Stock to the number of shares of Common Stock that equals the quotient obtained by dividing the Invested



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                  Amount by the Conversion Price (defined hereinafter). Thus, the number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon any conversion provided for in this Section (d) shall be the product obtained by multiplying the Conversion Rate by the number of shares of Series B Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series B Preferred Stock to be converted in accordance with the procedures described in Subsection (d)(4) below. The "Conversion Price" shall equal the average of the closing price per share of the Common Stock for the 10 days ending one business day prior to the Original Issue Date, except as otherwise adjusted as provided hereafter in this Section (d).

                           (B) No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock, and any shares of Series B Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed in cash at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

                  (2) Optional Conversion. Subject to Subsection (d)(3) below, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the first anniversary of the date of issuance of such share, in whole or in part, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into Common Stock at the then effective Conversion Rate; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series B Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection (d)(3) below.

                  (3) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series B Preferred Stock are converted in accordance with Subsection (d)(2) above, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation (the "Conversion Notice"). The Conversion Notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the



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         delivery of said certificates, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder as provided in the Conversion Notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The conversion shall be effective at the time Towne receives and accepts the Conversion Notice. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Subsection (d)(2) above shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion pursuant to this Section (d). All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

                  (4) Adjustment for Subdivisions or Combinations of Common Stock. In the event the Corporation at any time, or from time to time, after the Original Issue Date effects a subdivision or combination of the outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Series B Preferred Stock, then and in each such event the Invested Amount (and therefore, the Conversion Price and the corresponding Conversion Rate) shall be decreased or increased proportionately.

                  (5) Adjustments for Dividends. Distributions and Other Common Stock Equivalents. In the event that the Corporation at any time, or from time to time, after the Original Issue Date shall make or issue, or fix a record date to determine the holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible or exercisable into or otherwise entitling the holder thereof, directly or indirectly, to receive additional shares of Common Stock (such other securities or rights being hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents or the additional shares of Common Stock, and without a proportionate and corresponding dividend or other distribution to holders of Series B Preferred Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of the type of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed, for purposes of this Subsection (d)(5), to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the Conversion Price shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction,



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                           (A)      the numerator of which shall be the total
                  number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding (as provided below) immediately prior to the time of such issuance or the close of business on such record date; and

                           (B) the denominator of which shall be the total number of shares of Common Stock (i) issued and outstanding or deemed pursuant to the terms hereof to be issued and outstanding, as provided below (not including any shares described in clause (ii) immediately below), immediately prior to the time of such issuance or the close of business on such record date, plus (ii) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents;

         provided, however, that (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price (and the corresponding Conversion Rate) shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price (and the corresponding Conversion Rate) shall be adjusted pursuant to this Subsection (d)(5) as of the time of actual payment of such dividend or distribution; or (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or (iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or (iv) in the event of issuance of Common Stock Equivalents that expire by their terms not more than ninety (90) days after the date of issuance thereof, no adjustments of the Conversion Price (or the corresponding Conversion Rate) shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon the adjustment otherwise required by this Subsection (d)(5) shall be made in the manner provided herein. For purposes of this Subsection
         (d)(5), Common Stock deemed issued and outstanding shall include shares of Common Stock into which the then outstanding shares of Series B Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and shares of Common Stock that could be obtained through the exercise or conversion of all


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         other rights, options, and convertible securities on the day immediately preceding the given date.

                  As used herein, "Additional Shares of Common Stock" shall mean, with respect to such adjustments to be made to the Conversion Price and the Conversion Rate, either shares of Common Stock issued subsequent to the Original Issue Date, or, with respect to the issuance of Common Stock Equivalents, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents.

                           (C) The foregoing notwithstanding, no adjustment of the Conversion Price and the Conversion Rate shall be made pursuant to this Subsection (d) as a result of the issuance of:

                                    (i)      any shares of Common Stock upon the
                           conversion of shares of Series B Preferred Stock;

                                    (ii)     securities of the Corporation
                           offered to the public pursuant to an effective registration statement under the Securities Act;

                                    (iii)    the Corporation's securities
                           pursuant to the acquisition by the Corporation of any product, technology, know-how or another corporation by merger, purchase of all or substantially all of the securities or assets, or any other reorganization;

                                    (iv)     any shares of Common Stock pursuant
                           to which the Conversion Price and the Conversion Rate are adjusted under this Section (d);

                                    (v)      any shares of Common Stock issued
                           at any time following the Original Issue Date pursuant to options, warrants or rights granted either before or after the Original Issue Date to purchase shares of such series of Common Stock, less the number of any such options, warrants or rights that are repurchased by the Corporation, are canceled or expire, in each case in favor of employees, directors, officers or consultants of the Corporation or any subsidiary thereof pursuant to a stock option plan or agreement approved by the Board of Directors; or

                                    (vi)     any shares of Common Stock issued
                           pursuant to the exchange, conversion or exercise of Common Stock Equivalents that have previously been


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                           incorporated into computations hereunder on the date
                           when such Common Stock Equivalents were issued.

                  (6) Redemption. The Series B Preferred Stock is redeemable at any time on or after June 30, 2002 at the option of the Corporation for cash at any time or from time to time, in whole or in part, on at least 10 business days but not more than 90 calendar days' notice. Additionally, the Series B Preferred Stock is redeemable at any time on or after June 30, 2000 at the option of the Corporation for cash pursuant to the above terms if the average price per share of the Common Stock for any 30 consecutive days equals or exceeds 150% of the initial Conversion Price. Upon delivery of notice by the Corporation of its intent to redeem to the holders of the Series B Preferred Stock, such holders shall have ten (10) business days to notify the Corporation of their election to convert their shares of Series B Preferred Stock pursuant to a Conversion Notice delivered pursuant to Section (d) above. With respect to any such redemption at the option of the Corporation where no such Conversion Notice is received by the Corporation within the allotted time, shares of Series B Preferred Stock will be redeemable at the stated value per share, or $100 per share, together in each case with accrued but unpaid dividends to the date of redemption.

                  (7) De Minimis Adjustments. No adjustment to the Conversion Price (and, thereby, the Conversion Rate) shall be made if such adjustment would result in a change in the Conversion Price of less than $.01.

                  (8) No Impairment. The Corporation shall at all times in good faith assist in the carrying out of all the provisions of this Section (d) and in the taking of all such action as may be necessary in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against material impairment.

                  (9) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section (d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series B Preferred Stock.

                  (10) Notices of Record Date. In the event of any taking by the



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         Corporation of a record of the holders of any series or class of securities other than Series B Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or rights.

                  (11) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (e) Protective Provisions. In addition to any other rights provided by law, so long as any shares of Series B Preferred Stock are then outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote or written consent of the holders of a majority of the total number of shares of Series B Preferred Stock outstanding, voting together as a single class, the Corporation shall not:

                  (1) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or the Bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series or class of preferred stock, if such action would materially and negatively alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of holders of Series B Preferred Stock;

                  (2) create or authorize the creation of any additional series or class of shares of stock unless the same ranks junior or pari passu to the Series B Preferred Stock as to dividends and the distribution of assets upon a Liquidation of the Corporation;

                  (3) increase or decrease the authorized number of shares of the Series B Preferred Stock;

                  (4) take any action that would alter or change the preferences, rights,



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

         privileges or powers of, or restrictions provided for the benefit of holders of Series B Preferred Stock in one or more of the ways set forth in Section 14-2-1004(a) of the Code; or

         (5) amend the provisions of this Section (e).

         (f) Notices. Any notice required by the provisions hereof to be given to the holders of shares of Series B Preferred Stock shall be deemed given on the third business day following (and not including) the date on which such notice is deposited in the United States Mail, first-class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice by any other means shall not be deemed effective until actually received.





































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